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Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION
OF
NEUSTAR, INC.
(a Delaware corporation)

        NEUSTAR, INC., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of Delaware, hereby certifies as follows:

        1.     The name of the corporation is NeuStar, Inc. NeuStar, Inc. was originally incorporated under the name "CIS ACQUISITION CORPORATION," and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 8, 1998.

        2.     Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Restated Certificate of Incorporation of this corporation.

        3.     The text of the Restated Certificate of Incorporation as heretofore amended or supplemented is hereby restated and further amended to read in its entirety as follows:

ARTICLE I
NAME OF CORPORATION

The name of this corporation (the "Corporation") is:

NeuStar, Inc.

ARTICLE II
REGISTERED OFFICE

        The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

ARTICLE III
PURPOSE

        The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "Delaware Code").

ARTICLE IV
AUTHORIZED CAPITAL STOCK

        A.    General.    The total authorized capital stock of the Corporation shall be: four hundred million (400,000,000) shares, consisting of three classes:

          1.     two hundred million (200,000,000) shares of Class A Common Stock, $0.001 par value per share (the "Class A Common Stock");

          2.     one hundred million (100,000,000) shares of Class B Common Stock, $0.001 par value per share (the "Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock"); and

          3.     one hundred million (100,000,000) shares of preferred stock, $0.001 par value per share, as may be issued from time to time, in one or more series, to be determined by the Board of Directors, each of said series to be distinctly designated (such shares, the "Preferred Stock").

        Upon this Certificate becoming effective, each share of common stock that is then outstanding shall be reclassified into 1.40 shares of Class B Common Stock. No certificate or scrip representing fractional shares of Class B Common Stock shall be issued in connection with such reclassification, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of the Corporation. Upon delivery of stock certificates in connection with such reclassification, each stockholder who would otherwise have been entitled to receive a fraction of a share of Class B Common Stock (after taking into account all stock certificates delivered by such stockholder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Class B Common Stock multiplied by the purchase price of a share of Class A Common Stock offered to the public in the Corporation's initial public offering.

        B.    Common Stock.    The relative powers, preferences and rights of, and the qualifications, limitations and restrictions granted to and imposed upon, the Class A Common Stock and Class B Common Stock are as follows:

          1.    Dividends.    Whenever a dividend is paid to the holders of one class of Common Stock, the Corporation also shall pay an equal dividend to the holders of the other class of Common Stock; provided, however, that if a distribution of additional shares of Common Stock is to be paid to holders of Common Stock, such distribution shall be for an equal amount of shares, and holders of Class A Common Stock will be paid additional shares of Class A Common Stock and holders of Class B Common Stock will be paid additional shares of Class B Common Stock. Dividends shall be payable only as and when declared by the Board of Directors.

          2.    Reclassification.    Unless otherwise approved by the holders of a majority of each class of Common Stock voting separately, the Corporation shall not subdivide or combine one class of its Common Stock without subdividing or combining the other class of Common Stock, on an equal per share basis, and shall not reclassify one class of its Common Stock, unless the shares of each class are reclassified into identical securities.

          3.    Voting.    Except as required by law or as otherwise provided in this Restated Certificate of Incorporation, all holders of Common Stock shall vote together as a single class, and each holder of Common Stock shall be entitled to one vote per share of Class A Common Stock and one vote per share of Class B Common Stock; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock). The number of authorized shares of any class of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation, irrespective of Section 242(b)(2) of the Delaware General Corporation Law, without a separate class vote of the holders of such class.

          4.    Liquidation and Mergers.    Unless otherwise approved by the holders of a majority of each class of Common Stock voting separately, the holders of Class A Common Stock and the holders of Class B Common Stock shall share equally, on a share for share basis, on any distribution of the Corporation's assets upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation, and shall have be entitled to receive the same consideration, on a share for share basis, in the event of any merger or consolidation in which shares of Common Stock of the Corporation are converted into cash, securities or other property.

          5.    Conversion.

            a.    Voluntary Conversion.    Each holder of record of Class B Common Stock may, at any time or from time to time, in such holder's sole discretion and at such holder's option, convert any or all of such holder's shares of Class B Common Stock into fully paid and non-assessable Class A Common Stock at the rate of one share of Class A Common Stock for each share of Class B Common Stock surrendered for conversion. Any such conversion may be effected by any holder of Class B Common Stock surrendering such holder's certificate or certificates for the Class B Common Stock to be converted, duly endorsed, at the office of the Corporation or any transfer agent for the Class B Common Stock, together with a written notice to the Corporation at such office that such holder elects to convert all or a specified number of shares of Class B Common Stock to be issued. If so required by the Corporation, any certificate for shares surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder of such shares or the duly authorized representative of such holder. Promptly thereafter, the Corporation shall issue and deliver to such holder or such holder's nominee or nominees, a certificate or certificates for the number of shares of Class A Common Stock to which such holder shall be entitled as herein provided. Such conversion shall be deemed to have been made at the close of business on the date of receipt by the Corporation or any such transfer agent of the documentation required to be delivered by the holder of such Class B Common Stock, and the person or persons entitled to receive the Class A Common Stock issuable on such conversion shall be treated for all purposes as the record holder or holders of such Class A Common Stock on that date.

            b.    Retirement of Class B Common Stock.    No additional shares of Class B Common Stock shall be issued or disposed of by the Corporation after the date hereof, except pursuant to a stock split or stock dividend or pursuant to the terms of any convertible security issued prior to the reclassification of the Corporation's Common Stock into Class B Common Stock pursuant to this Restated Certificate of Incorporation. Upon conversion of Class B Common Stock into Class A Common Stock, the Class B Common Stock so converted shall be retired and shall not be reissued.

            c.    Restriction on Transfer and Ownership of Shares.    The restrictions set forth in Article IV, Section D of the Corporation's Certificate of Incorporation ("Restriction on Transfer and Ownership of Shares") shall apply to all shares of capital stock of the Corporation except that, to the extent that Delaware law would prohibit the enforcement of such restrictions on the shares of Class B Common Stock issued upon reclassification of the Corporation's common stock effected pursuant to this Restated Certificate of Incorporation, such restrictions shall not apply to such shares. The Corporation is hereby authorized to place any required legend or make any other required notations in its books and records to reflect such restrictions.

            d.    Tax Matters.    The issuance of certificates for shares of Class A Common Stock issuable upon the conversion of Class B Common Stock shall be made without charge to the converting holder for any tax imposed on the Corporation in respect of the issue thereof. The Corporation shall not, however, be required to pay any tax which may be payable with respect to any transfer involved in the issue and delivery of any certificate in a name other than that of the holder of the shares being converted, and the Corporation shall not be required to issue or deliver any such certificate unless and until the person requesting the issue thereof shall have paid to the Corporation the amount of such tax or has established to the satisfaction of the Corporation that such tax has been paid.

        C.    Preferred Stock.    The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article IV, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers (including voting powers), preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

        D.    Restriction on Transfer and Ownership of Shares.

          1.    Definitions.    For the purpose of this Article IV, Section D, the following terms shall have the following meanings. Unless explicitly noted otherwise, any cross-reference to a "Section" within any of the sections of this Article IV, Section D shall be deemed to refer to other sections within this Article IV, Section D. The terms used in this Article IV, Section D shall have the meanings set forth below:

          "Aggregate Stock Ownership Limit" shall mean the number of shares of Capital Stock that would entitle a stockholder to nine and nine tenths percent (9.9%) of the aggregate voting power with respect to the election of directors or other matters submitted to the stockholders generally for their approval.

          "Beneficial Ownership" shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee). The terms "Beneficial Owner" and "Beneficially Own" shall have the correlative meanings. A Person shall be deemed the Beneficial Owner of and shall be deemed to Beneficially Own:

            a.     any securities that such Person beneficially owns, directly or indirectly, for purposes of Section 13(d) of the Exchange Act and Rule 13d-3 promulgated under the Exchange Act, in each case as in effect on the date hereof;

            b.     any securities that such Person has the right to vote, alone or in concert with others, pursuant to any agreement, arrangement or understanding; provided, that a Person shall not be deemed the Beneficial Owner of, or to Beneficially Own, any security if the agreement, arrangement or understanding to vote such security (A) arises solely from a revocable proxy given to such Person in response to a public proxy solicitation made pursuant to and in accordance with the applicable rules and regulations promulgated under the Exchange Act, and (B) is not also then reportable on Schedule 13D under the Exchange Act (or any comparable or successor report);

            c.     any securities that are beneficially owned, directly or indirectly, by any other Person with which such Person has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (other than voting pursuant to a revocable proxy as described in the proviso to clause b of this definition of "Beneficial Owner") or disposing of any securities of the Company.

          "Capital Stock" shall mean all classes or series of capital stock of the Corporation, including without limitation Common Stock and Preferred Stock.

          "Divestiture Shares" means those shares of Capital Stock (rounded to the nearest whole share) that a Person is required to sell in order to comply with the stock ownership restrictions set forth in Section 3.a; provided, that if such Person holds more than one class of Capital Stock, Divestiture Shares must be of the same class as those shares acquired by such Person in the Transfer that triggered Section 3.b.

          "Excepted Holder" shall mean any stockholder of the Corporation for whom, to the extent consistent with the FCC Neutrality Requirements, an Excepted Holder Limit is created by the

  Corporation's Certificate of Incorporation, as amended from time to time, or by the Board of Directors pursuant to Section 3.h.

          "Excepted Holder Limit" shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Directors pursuant to Section 3.h and subject to adjustment pursuant to Section 3.k, the stock ownership limit applicable to such Excepted Holder as established by the Board of Directors pursuant to Section 3.h, which shall be consistent with the FCC Neutrality Requirements.

          "Excess Shares" means the number of shares Beneficially Owned by a Person in excess of the Aggregate Stock Ownership Limit.

          "FCC" means the Federal Communications Commission.

          "FCC Neutrality Requirements" means the neutrality requirements to which the Corporation is subject under the applicable laws, regulations, rules and orders of the FCC.

          "Initial Date" shall mean the closing date of the Initial Public Offering.

          "Initial Public Offering" shall mean the initial public offering of shares of the Corporation's Capital Stock pursuant to an effective registration statement under the Securities Act (other than a Form S-8 or successor form) covering the offer and sale of such shares, including an offering comprised of shares held solely by the Corporation's stockholders.

          "Market Price" on any date shall mean, with respect to any class or series of outstanding shares of Capital Stock, the Closing Price for such Capital Stock on such date. The "Closing Price" on any date shall mean the last reported sale price for such Capital Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Capital Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such Capital Stock is not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Capital Stock is listed or admitted to trading or, if such Capital Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the NASDAQ or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such Capital Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Capital Stock selected by the Board of Directors of the Corporation or, in the event that no trading price is available for such Capital Stock, the fair market value of the Capital Stock, as determined in good faith by the Board of Directors of the Corporation.

          "NASDAQ" means the National Association of Securities Dealers, Inc. Automated Quotation System.

          "NYSE" shall mean the New York Stock Exchange.

          "Person" shall mean an individual, corporation, partnership, estate, trust, association, joint stock company or other entity and also includes a "group" as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934.

          "Post-IPO TSP Stock Ownership Limit" shall mean the number of shares of Capital Stock that would entitle a stockholder to five percent (5.0%) of the aggregate voting power with respect to the election of directors or other matters submitted to the stockholders generally for their approval.

          "Prohibited Owner" shall mean any Person who Beneficially Owns or purports to Beneficially Own shares of Capital Stock which results or would result in a violation of the provisions of Section 3.a; provided, however, that no party to the Voting Trust Agreement or the Stockholders Agreement will be considered to be a "Prohibited Owner" as a result of being a party to either or both of the Voting Trust Agreement and the Stockholders Agreement. For purposes of this Article IV, Section D, the Corporation may enforce the provisions set forth herein directly against (a) the record owner of the shares of Capital Stock that are held on behalf of a Person whose Beneficial Ownership or purported Beneficial Ownership results or would result in a violation of the provisions of Section 3.a, (b) any other holder with dispositive power over such shares, including any bank, broker or other securities intermediary who holds such shares on behalf of such Person; or (c) if applicable, any Person who holds or purports to hold the right to vote the shares of Capital Stock, whether by virtue of a proxy, voting agreement or otherwise.

          "Restriction Termination Date" shall mean the first day after the Initial Date on which the Board of Directors determines that compliance with the restrictions and limitations on Beneficial Ownership and Transfers of shares of Capital Stock set forth herein is no longer required in order for the Corporation to comply with the FCC Neutrality Requirements.

          "Status Change" shall mean, with respect to any Person, any event, occurrence, transaction or other circumstance which results in such Person becoming a TSP or TSP Affiliate (whether due to an action taken by such Person or otherwise).

          "Stockholders Agreement" shall mean the Stockholders Agreement between the Corporation and certain of its stockholders, of even date herewith, as amended from time to time, including any successor agreement, if applicable.

          "Transfer" shall mean any issuance, acquisition, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire or increase its percentage Beneficial Ownership of Capital Stock, including (i) any acquisition or disposition of any securities or rights convertible into or exchangeable for Capital Stock or any interest in Capital Stock or any exercise of any such conversion or exchange right, including an acquisition of such securities by the Corporation (ii) transfers of interests in other entities that result in changes in Beneficial Ownership of Capital Stock; in each case, whether voluntary or involuntary, whether owned of record or Beneficially Owned, and whether by operation of law or otherwise, and (iii) entering into a voting agreement or voting trust (other than the Voting Trust or the Stockholders Agreement). The terms "Transferring" and "Transferred" shall have the correlative meanings.

          "TSP" or "TSP Affiliate" means any of the following: (i) a telecommunications service provider, as that term is defined in 47 C.F.R. § 52.12(a)(1)(i) or successor regulations; (ii) an affiliate of a telecommunications service provider, as defined in 47 C.F.R. § 52.12(a)(1)(i) or successor regulations; and (iii) any Person deemed to be a TSP or TSP Affiliate by virtue of Section 3.e.

          "Voting Trust" shall mean the voting trust governed by the Amended and Restated Trust Agreement, dated September 24, 2004 (as amended from time to time, including any successor agreement if applicable, the "Voting Trust Agreement").

          "Voting Trustee" shall mean, collectively, the trustees for the Voting Trust appointed in accordance with its terms (including, if applicable, any successor trustees), and if the context requires, each such trustee individually.

          2.    Private Company Restrictions.    From the effective date of this provision until the earlier of (i) the Initial Date, and (ii) the Restriction Termination Date, the following restrictions on ownership and transfer of Capital Stock shall apply:

            a.    No Issuance to TSPs or TSP Affiliates:    The Corporation shall not issue shares of Capital Stock to any Person who is a TSP or TSP Affiliate without the written approval or consent of the FCC; provided, however, that in determining whether a Person is a TSP or TSP Affiliate, the Corporation shall be entitled to rely on representations, warranties, covenants and undertakings from such Person.

            b.    Basic Restriction.    No Person may Beneficially Own shares of Capital Stock in excess of the Aggregate Stock Ownership Limit (whether by virtue of a Transfer of shares of Capital Stock or otherwise), unless such Person's Excess Shares are Transferred to the Voting Trust.

            c.    Transfer in Voting Trust.    If any Transfer of shares of Capital Stock occurs which, if effective, would result in any Person Beneficially Owning shares of Capital Stock in excess of the Aggregate Stock Ownership Limit, then:

      (i)
      such Person's Excess Shares shall be automatically Transferred to the Voting Trust in exchange for voting trust certificates; and

      (ii)
      such Person shall submit such number of shares of Capital Stock to the Voting Trust for registration in the name of the Voting Trust.

            d.    Notice.    Any Person who acquires or intends to acquire Beneficial Ownership of shares of Capital Stock that will cause such Person's Beneficial Ownership to exceed the Aggregate Stock Ownership Limit shall immediately give written notice to the Corporation of such event, or in the case of such a proposed or attempted transaction, give at least fifteen (15) days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation.

            e.    Enforcement.    The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Section 2.

            f.    Non-Waiver.    No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

            g.    Ambiguity.    In the case of an ambiguity in the application of any of the provisions of this Section 2, or any definition contained in Section 1, the Board of Directors shall have the power to determine the application of the provisions of this Section 2 or any such definition with respect to any situation based on the facts reasonably believed in good faith by it. In the event Section 2 requires an action by the Board of Directors and the Restated Certificate of Incorporation fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Sections 1, 2 or 3.

            h.    Legend.    Each certificate for shares of Capital Stock shall bear a legend that states that there are certain restrictions on transfer of the Corporation's stock, about which the Corporation will furnish a full statement to any stockholder on request and without charge.

            i.    Status of Shares Held by the Voting Trustee.

      (i)
      Shares of Capital Stock held by the Voting Trustee shall continue to be issued and outstanding shares of Capital Stock of the Corporation. The Beneficial Owner shall have the power to dispose of the Excess Shares, and the rights to any dividends or other distributions in respect of the Excess Shares.

      (ii)
      The Voting Trustee shall have all voting rights with respect to shares of Capital Stock held in the Voting Trust, subject to the terms and conditions set forth in the Voting Trust Agreement. Any dividend or other distribution paid to a Voting Trustee shall be paid with respect to such shares of Capital Stock held by the Voting Trustee to the applicable Beneficial Owner promptly following receipt by the Voting Trustee. Subject to Delaware law, effective as of the date that the shares of Capital Stock have been transferred to the Voting Trustee, the Voting Trustee shall have the authority: (A) to rescind as void any vote cast by a Beneficial Owner prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Voting Trustee; and (B) to recast such vote in accordance with the terms and conditions of the Voting Trust Agreement; provided, however, that if the Corporation has already taken irreversible corporate action, then the Voting Trustee shall not have the authority to rescind and recast such vote.

            j.    Severability.    If any term or provision specified in this Section 2 is held by a court of competent jurisdiction to be in violation of any applicable law or public policy, and if such court should declare such term or provision to be illegal, invalid, unlawful, void, voidable or unenforceable as written, then such provision shall be given full force and effect to the fullest possible extent that it is legal, valid and enforceable, and the remainder of the terms and provisions herein shall be construed as if such illegal, invalid, unlawful, void, voidable or unenforceable term or provision were not contained herein.

          3.    Public Company Restrictions.    From the Initial Date until the Restriction Termination Date, the following restrictions on ownership and transfer of Capital Stock shall apply:

            a.    Basic Restrictions.    (i) No Person who is a TSP or TSP Affiliate, other than an Excepted Holder, shall Beneficially Own shares of Capital Stock equal to, or in excess of, the Post-IPO TSP Stock Ownership Limit, and (ii) no Excepted Holder shall Beneficially Own shares of Capital Stock in excess of the Excepted Holder Limit for such Excepted Holder.

            b.    Required Divestiture.

      (i)
      If (A) any Person experiences a Status Change that results in a violation of Section 3.a; or (B) any Transfer of shares of Capital Stock (whether or not such Transfer is the result of a transaction entered into through the facilities of the NASDAQ, NYSE or any other national securities exchange or automated inter-dealer quotation system) occurs which, if effective, would result in any Person becoming a Prohibited Owner, then (I) within five (5) business days after the Corporation has delivered written notice to such Person that it is a Prohibited Owner, such Person shall sell his, her or its Divestiture Shares; provided, that if the Corporation's notice indicates that the Corporation exercises its right under Section 3.b(ii) hereof, such Person shall sell such shares to the Corporation or its designee in accordance with the terms and conditions of Section 3(b)(ii); provided, further, that if the Corporation does not exercise its right under Section 3.b(ii), such Person shall only sell such Divestiture Shares to a third party whose ownership of the shares will not violate the ownership limitations set forth in Section 3.a; and (II) within five (5) business days after the sale discussed in Section 3.b(i) is consummated, such Person shall deliver written notice of such sale to the Corporation.

      (ii)
      Upon the occurrence of the Status Change or the consummation of the Transfer that results in a violation of the ownership limitations set forth in Section 3.a, as the case may be, the Prohibited Owner shall be deemed to have offered his, her or its Divestiture Shares (free of any liens, or any voting restrictions or proxies) for sale to the Corporation, or its designee, at a price per share equal to the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer until the Prohibited Owner has notified the Corporation that the Divestiture Shares have been sold in accordance with Section 3.b(i).

            c.    Other Remedies for Breach.    If the Board of Directors, any duly authorized committee thereof (or, if permitted by the DGCL, any other Person designated by the Board of Directors or any duly authorized committee thereof) shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of Section 3.a or that a Person intends to acquire or has attempted to acquire Beneficial Ownership of any shares of Capital Stock in violation of Section 3.a (whether or not such violation is intended), the Board of Directors or a committee thereof or other designees if permitted by the DGCL shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, refusing to register or otherwise give effect to such Transfer on the books of the Corporation, disregarding any vote of such shares of Capital Stock in accordance with Section 3.j, or instituting proceedings to enjoin such Transfer, vote or other event. Nothing in this Section 3 shall restrict the Corporation's authority, at its election, to purchase Divestiture Shares from a Prohibited Owner pursuant to Section 3.b(ii); provided, however, that to the extent that such purchase by the Corporation causes any Person' Beneficial Ownership to equal or exceed the Post-IPO TSP Stock Ownership Limit, such Person will be subject to the notice and certification requirements in Section 3.e; provided, further, however, that to the extent that such purchase by the Corporation causes any Person to become a Prohibited Owner due to the increase in such Person's percentage Beneficial Ownership, such Person will be subject to all the restrictions set forth herein, including the required divestiture provisions set forth in Section 3.b and the restrictions on voting Divestiture Shares set forth in Section 3.j.

            d.    Notice of Restricted Transfer.    Any Person who acquires, or attempts or intends to acquire, Beneficial Ownership of shares of Capital Stock that will or may violate Section 3.a shall immediately give written notice to the Corporation of such event, or in the case of such a proposed or attempted transaction, give at least fifteen (15) days prior written notice, and shall provide to the Corporation such other information as the Corporation may request relating to the Transfer or Transferee.

            e.    Owners Required To Provide Information.    From the Initial Date until the Restriction Termination Date:

      (i)
      Every Beneficial Owner of shares equal to or in excess of the Post-IPO TSP Stock Ownership Limit, within five (5) business days after the Transfer that caused such Beneficial Owner's stock ownership to equal or exceed the Post-IPO TSP Stock Ownership Limit, shall give written notice to the Corporation certifying (A) the name and address of such owner, (B) the number of shares of Capital Stock Beneficially Owned; (C) a description of the manner in which such shares are held; and (D) that such Beneficial Owner is not a TSP or a TSP Affiliate. In addition, each such Beneficial Owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation. In the event that such Beneficial Owner experiences a Status Change, such Beneficial Owner shall, within 5 business days of such Status Change, give written notice thereof to the Corporation (and such Beneficial Owner shall be subject to all restrictions to which a TSP or TSP Affiliate is subject, including without limitation Section 3.b and 3.c, effective as of the date of such Status Change).

      (ii)
      At its discretion, the Board shall be entitled to treat any Person who fails to supply the written certification contemplated by Section 3.e(i) as a TSP or TSP Affiliate, and such Person shall then be treated as a TSP or TSP Affiliate hereunder, including being subject to all restrictions to which a TSP or TSP Affiliate is subject, including without limitation Section 3.b and 3.c.

      (iii)
      Each Person who is a Beneficial Owner of Capital Stock and each Person (including the stockholder of record) who is holding Capital Stock Beneficially Owned by another Person shall provide to the Corporation such information as the Corporation may reasonably request, in good faith, in order to ensure compliance with the restrictions on ownership and transfer set forth herein.

          f.    Remedies Not Limited.    Nothing contained in this Section 3 shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders, including any action to comply with the FCC Neutrality Requirements.

          g.    Ambiguity.    In the case of an ambiguity in the application of any of the provisions of this Section 3, or any definition contained in Section 1, the Board of Directors shall have the power to determine the application of the provisions of this Section 3 or any such definition with respect to any situation based on the facts reasonably believed in good faith by it. In the event Section 3 requires an action by the Board of Directors and the Restated Certificate of Incorporation fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Sections 1, 2 or 3.

          h.    Exceptions.

    (i)
    To the extent consistent with the FCC Neutrality Requirements, the Board of Directors, in its sole discretion, may exempt (prospectively or retroactively) a Person from the Post-IPO TSP Stock Ownership Limit, and may establish or increase an Excepted Holder Limit for such Person if the Board of Directors obtains such representations, covenants and undertakings from such Person, as well as any necessary approvals or other consents from any governmental authority (including without limitation the FCC) as the Board of Directors may deem necessary or appropriate in order to conclude that granting the exemption and/or establishing or increasing the Excepted Holder Limit, as the case may be, will not cause the Corporation to violate any of the FCC Neutrality Requirements.

    (ii)
    Prior to granting any exception pursuant to Section 3.h(i), the Board of Directors may require notice to or, if applicable, a ruling or approval from the FCC, or an opinion of counsel, in any case in form and substance satisfactory to the Board of Directors in its sole discretion. Notwithstanding the giving of such notice, or the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception. The Board of Directors may terminate or provide for the automatic termination of the Excepted Holder Limit for any Person in the event that such Person fails to comply with such conditions or restrictions as are established by the Board of Directors pursuant to this Section 3.h(ii).

    (iii)
    Notwithstanding anything herein to the contrary, an underwriter or placement agent that participates in a public offering or a private placement of Capital Stock (or securities convertible into or exchangeable for Capital Stock) may Beneficially Own shares of Capital Stock (or securities convertible into or exchangeable for Capital Stock) in excess of the Post-IPO TSP Stock Ownership Limit (regardless of whether such underwriter or placement agent is a TSP or TSP Affiliate), but only to the extent necessary to facilitate such public offering or private placement and provided that the restrictions contained in Section 3.a will not be violated following the distribution by such underwriter or placement agent of such shares of Capital Stock.

          i.    Legend.    Each certificate for shares of Capital Stock shall bear substantially the following legend: "The shares represented by this certificate are subject to restrictions on ownership and transfer set forth in Article IV of the Corporation's Restated Certificate of Incorporation. In addition to certain further restrictions and except as expressly provided in the Corporation's Restated Certificate of Incorporation, no TSP or TSP Affiliate may Beneficially Own shares of the Corporation's Capital Stock equal to, or in excess of, five percent (5.0%) of the voting power of the Corporation, unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable). Any Person who Beneficially Owns or attempts to Beneficially Own shares of Capital Stock which causes or will cause a Person to Beneficially Own shares of Capital Stock in excess or in violation of the above limitations must immediately notify the Corporation. If any of the restrictions on transfer or ownership are violated, the holder of the shares of Capital Stock represented hereby will be required to sell excess shares immediately either to the Corporation or its designee (at the Corporation's election) or to another Person whose Beneficial Ownership of such shares will not violate such restrictions on transfer or ownership. All capitalized terms in this legend have the meanings defined in the Corporation's Restated Certificate of Incorporation, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of Capital Stock of the Corporation on request and without charge. Requests for such a copy may be directed to the Secretary of the Corporation at its principal office."

          j.    Prohibited Owner's Rights With Respect To Divestiture Shares.

    (i)
    General.    Divestiture Shares shall continue to be issued and outstanding shares of Capital Stock of the Corporation.

    (ii)
    No Voting Rights Relating to Divestiture Shares.    Subject to Delaware law, effective as of the date of the Transfer that triggered the application of Section 3.b, the Prohibited Holder shall not be entitled to vote any Divestiture Shares on any matters presented to the Corporation's stockholders for their approval and the Corporation shall disregard any vote cast by a Prohibited Owner in respect of Divestiture Shares; provided, however, that until such time as the Corporation receives notice that a Transfer, Status Change or other event has occurred that resulted in a Person Beneficially Owning shares of Capital Stock in violation of Section 3.a, the Corporation shall, subject to Delaware law, be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

    (iii)
    Dividends and Sale Proceeds.    The Prohibited Owner shall have the right to receive dividends, if any, and the proceeds from the sale of such Divestiture Shares.

          k.    Change in Post-IPO TSP Stock Ownership Limit.    To the extent consistent with the FCC Neutrality Requirements, the Board of Directors may from time to time increase or decrease the Post-IPO TSP Stock Ownership Limit; provided, however, that stockholders shall receive notice of any such change, and a certificate of any such change shall be maintained and made available to any stockholder upon request; provided; further, that a decreased Post-IPO TSP Stock Ownership Limit will not be effective for any Person whose percentage ownership of Capital Stock is in excess of such decreased Post-IPO TSP Stock Ownership Limit until such time as such Person's percentage of Capital Stock equals or falls below the decreased Post-IPO TSP Stock Ownership Limit, but any further acquisition of Capital Stock in excess of the decreased Post-IPO TSP Stock Ownership Limit of Capital Stock will be in violation of the Post-IPO TSP Stock Ownership Limit.

          l.    NYSE or NASDAQ Transactions.    Nothing in this Section 3 shall preclude the settlement of any transaction entered into through the facilities of NASDAQ, NYSE or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Section 3 and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Section 3.

          m.    Enforcement.    The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Section 3.

          n.    Non-Waiver.    No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

          o.    Severability.    If any term or provision specified in this Section 3 is held by a court of competent jurisdiction to be in violation of any applicable law or public policy, and if such court should declare such term or provision to be illegal, invalid, unlawful, void, voidable or unenforceable as written, then this Section 3 shall be deemed to include such provision to the fullest possible extent that it is legal, valid and enforceable, and the remainder of the terms and provisions herein shall be construed as if such illegal, invalid, unlawful, void, voidable or unenforceable term or provision were not contained herein.

ARTICLE V
BOARD POWER REGARDING BYLAWS

        In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind the bylaws of the Corporation.

ARTICLE VI
ELECTION OF DIRECTORS

        A.    Subject to the rights of the holders of any series of preferred stock to elect directors under specified circumstances, the number of directors constituting the entire Board of Directors of the Corporation shall be not less than three nor more than fifteen, as fixed from time to time by vote of a majority of the entire Board of Directors; provided, however, that the number of directors shall not be reduced so as to shorten the term of any director at the time in office; provided, further, that the number of directors constituting the entire Board of Directors shall be seven until otherwise fixed by a majority of the entire Board of Directors.

        B.    Beginning with the initial annual meeting, the Board of Directors shall be divided into three classes: Class I, Class II and Class III. The terms of office of the classes of directors elected at the initial annual meeting shall expire at the times of the annual meetings of the stockholders as follows: Class I on the next annual meeting, Class II on the second next annual meeting and Class III on the third next annual meeting, or thereafter in each case when their respective successors are elected and qualified. At each subsequent annual election, the directors chosen to succeed those whose terms are expiring shall be identified as being of the same class as the directors whom they succeed, and shall be elected for a term expiring at the time of the third succeeding annual meeting of stockholders, or thereafter in each case when their respective successors are elected and qualified. Subject to the rights of the holders of any series of preferred stock then outstanding, any vacancies in the Board of Directors for any reason, and any directorships resulting from any increase in the number of directors, may be filled by the Board of Directors, acting by a majority of the directors then in office, although less than a quorum, and any directors so chosen shall hold office until the next election of the class for which such directors have been chosen and until their successors shall be elected and qualified. The number of directorships shall be apportioned among the classes so as to maintain the classes as nearly equal in number as possible. Elections of directors need not be by written ballot.

ARTICLE VII
LIABILITY

        No director of the Corporation shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware Code or any amendment thereto or successor provision thereof, or (d) for any transaction from which the director derived an improper personal benefit. If the Delaware Code is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware Code, as so amended. Any repeal or modification of this provision shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

ARTICLE VIII
INDEMNIFICATION

        A.    Right to Indemnification.

          1.     Subject to the limitations set forth in Section A.2 of this Article VIII, each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any Proceeding, by reason of the fact that he or she is or was a director or an executive officer of the Corporation or is or was a director or executive officer of the Corporation serving at the request of the Corporation as a director, officer, trustee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (such person, an "Indemnitee"), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, trustee or agent or in any other capacity while serving as a director, officer, trustee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith.

          2.     Notwithstanding any other provision in this Article VIII, the Corporation shall not be obligated under this Article VIII to make any indemnity in connection with any claim made against an Indemnitee:

            a.     to the extent expressly prohibited by applicable law;

            b.     for which payment has actually been made to Indemnitee under a valid and collectible insurance policy or under a valid and enforceable indemnity clause, bylaw or agreement of the Corporation or any other company or organization on whose board Indemnitee serves at the request of the Corporation, except with respect to any deductible (or the equivalent) from or excess beyond the amount payable or paid under any insurance policy or other indemnity provision;

            c.     for an accounting of profits made (i) from the purchase and sale (or sale and purchase) by the Indemnitee of securities of the Corporation within the meaning of

    Section 16(b) of the Securities Exchange Act of 1934, as amended, or similar provisions of state statutory law or common law, or (ii) from any transactions prohibited under Section 306(a) of the Sarbanes-Oxley Act of 2002; or

            d.     in connection with any Proceeding (or any part of any Proceeding), including claims and counterclaims, initiated or brought voluntarily by the Indemnitee, including any Proceeding (or any part of any Proceeding) initiated by such Indemnitee against the Corporation or its directors, officers, employees or other Indemnitees in their capacity as such, unless (i) the Proceeding is brought pursuant to Section C of this Article VIII with respect to the enforcement of rights to indemnification under this Article, (ii) the Board of Directors authorized the Proceeding (or such part of any Proceeding) prior to its initiation or (iii) the Corporation elects to provide the indemnification, in its sole discretion, pursuant to the powers vested in the Corporation under applicable law.

          B.    Right to Advancement of Expenses.    In addition to the right to indemnification conferred in Section B of this Article VIII, an Indemnitee shall also have the right to be paid by the Corporation the expenses (including attorney's fees) incurred in defending any such Proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an Indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such Indemnitee is not entitled to be indemnified for such expenses under this Section B or otherwise. Notwithstanding the foregoing, the Corporation shall not be required to advance any expenses to an Indemnitee in the event and to the extent that such Indemnitee has entered a plea of guilty in the applicable criminal Proceeding.

          C.    Right of Indemnitee to Bring Suit.    If a claim under Section A or B of this Article VIII is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (a) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that the Indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law, and (b) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the Indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the

  Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VIII or otherwise shall be on the Corporation.

          D.    Non-Exclusivity of Rights.    The rights to indemnification and to the advancement of expenses conferred in this Article VIII shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, Bylaws, agreement, vote of stockholders or directors or otherwise.

          E.    Insurance.    The Corporation may maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

          F.    Indemnification of Employees and Agents of the Corporation.    The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation (or any of its direct or indirect subsidiaries or affiliates) who does not qualify for indemnification as an Indemnitee under this Article VIII to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of directors and executive officers of the Corporation.

          G.    Nature of Rights.    The rights conferred upon Indemnitees in this Article VIII shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer or trustee and shall inure to the benefit of the Indemnitee's heirs, executors and administrators. Any amendment, alteration or repeal of this Article VIII that adversely affects any right of an Indemnitee or its successors shall be prospective only and shall not limit or eliminate any such right with respect to any Proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

          H.    Certain Definitions.    For purposes of this Article VIII, the following terms shall be defined as follows:

            1.     "executive officer" shall mean (a) any officer of the Corporation with a position of senior vice president (or, if applicable, executive vice president) or higher; or (b) any other officer of the Corporation who is expressly designated by a resolution of the Board of Directors as an "executive officer" for purposes of this Article (regardless of whether such person is designated as an executive officer for other purposes). If an individual is designated an "executive officer" by virtue of clause (a) or (b) of this Section H.1, and the Board of Directors subsequently ceases to designate such individual as an "executive officer," such individual shall continue to be treated as an "executive officer" with respect to any Proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place a period when such individual was an "executive officer" pursuant to clause (a) or (b) of this Section H.1.

            2.     "Proceeding" includes any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative or legislative hearing or any other actual, threatened or completed proceeding, including any and all appeals, whether brought in the right of the Corporation or otherwise and whether of a civil, criminal, administrative or investigative nature, in which Indemnitee was involved, or becomes or may become involved, as a party or otherwise, for which indemnification is not prohibited under Section A.2 of this Article VIII, including, but not limited to, actions, suits or proceedings in which Indemnitee may be or may have been involved as a party or otherwise, by reason of the fact that Indemnitee is or was a director, officer, employee or agent of the Corporation, or is or was serving, at the request of the Corporation, as a director, officer, employee or agent or fiduciary of any other entity, including, but not limited to, another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, or by reason of anything done or not done by Indemnitee in any such capacity, whether or not Indemnitee is serving in such capacity at the time any liability or expense is incurred for which indemnification, reimbursement or advancement of expenses can be provided under this Article VIII.

          I.    Constituent Corporations.    For the purposes of this Article VIII, references to the "Corporation" include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation, so that any person who is or was a director or officer, employee or agent of such a constituent corporation or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving corporation as he would if he had served the resulting or surviving corporation in the same capacity.

ARTICLE IX
CORPORATE POWER

        The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

ARTICLE X
NO STOCKHOLDER ACTION BY WRITTEN CONSENT

        No action required to be taken or which may be taken at any meeting of the stockholders of the Corporation may be taken without a meeting, and the power of stockholders to consent in writing without a meeting to the taking of any action is denied.

ARTICLE XI
CREDITOR COMPROMISE OR ARRANGEMENT

        Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

        IN WITNESS WHEREOF, the undersigned has executed this Restated Certificate of Incorporation, which has been duly adopted in accordance with Section 242 and 245 of the Delaware General Corporation Law, on June 28, 2005.

NEUSTAR, INC.
By:	/s/ JEFFREY E. GANEK Name: Jeffrey E. Ganek Title: Chief Executive Officer

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RESTATED CERTIFICATE OF INCORPORATION OF NEUSTAR, INC. (a Delaware corporation)
ARTICLE I NAME OF CORPORATION
ARTICLE II REGISTERED OFFICE
ARTICLE III PURPOSE
ARTICLE IV AUTHORIZED CAPITAL STOCK
ARTICLE V BOARD POWER REGARDING BYLAWS
ARTICLE VI ELECTION OF DIRECTORS
ARTICLE VII LIABILITY
ARTICLE VIII INDEMNIFICATION
ARTICLE IX CORPORATE POWER
ARTICLE X NO STOCKHOLDER ACTION BY WRITTEN CONSENT
ARTICLE XI CREDITOR COMPROMISE OR ARRANGEMENT